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EXHIBIT 21.1

SUBSIDIARIES OF MEDICSIGHT, INC.

Name of Subsidiary	Jurisdiction of Organization
Core Ventures Limited	British Virgin Islands
Medicsight Finance Limited	England and Wales
Medicsight Nominees Limited	England and Wales
HTTP Tech, Inc.	New York
Medical Vision Systems, Inc.	Delaware
Medicsight PLC	England and Wales
Lifesyne (UK) Limited	England and Wales
Medicsight Asset Management Limited	England and Wales

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SUBSIDIARIES OF MEDICSIGHT, INC.